EXHIBIT 99.1

Final — for immediate release	CONTACT: PAUL VITEK, CFO
(972)401-0090

Release #07-03
CARBO CERAMICS INC. ANNOUNCES RECORD QUARTERLY AND FULL YEAR EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time

•	Record quarterly revenues of $87.0 million, up 37 percent versus prior year

•	Record quarterly earnings of $15.0 million, or $0.61 per diluted share, up 44 percent versus prior year

•	Quarterly proppant revenue of $76.1 million, up 36 percent versus prior year

•	Quarterly revenues from fracture and reservoir diagnostic services of $10.9 million, up 45 percent versus prior year

•	Record annual earnings of $54.3 million, or $2.22 per diluted share
Irving, Texas (February 1, 2007) — CARBO Ceramics Inc. (NYSE: CRR) today announced record quarterly net income of $15.0 million, or $0.61 per diluted share, on record revenues of $87.0 million for the quarter ended December 31, 2006. Revenues for the quarter increased 37 percent while net income increased 44 percent compared to the fourth quarter of 2005.
For the year ended December 31, 2006, the company reported record net income of $54.3 million, or $2.22 per diluted share, on record annual revenues of $312.1 million. Revenues and net income for the full year 2006 increased 24 percent and 16 percent, respectively, compared to the full year 2005. Full year 2006 results represent the fourth consecutive year in which the company established a new record for revenues and net income.
President and CEO Gary Kolstad commented on the quarter and full year results stating, “We are very pleased with the new revenue and net income records established for both the fourth quarter and full year 2006. This outstanding performance was the direct result of our continued investment in new proppant manufacturing capacity and in the technologies that extend the application of our fracture mapping and reservoir monitoring services offered through Pinnacle Technologies.”
Fourth quarter results
The increase in revenues compared to last year’s fourth quarter was attributable to a 24 percent increase in the volume of proppant sold, a 9 percent increase in the average selling price of the company’s proppant and a 45 percent increase in revenue from Pinnacle. Revenues for the fourth quarter of 2006 included $10.9 million from Pinnacle compared to $7.5 million for the fourth quarter of 2005. The increase in revenue in the company’s proppant business segment was due to higher sales volume both in North America and overseas markets. Pinnacle Technologies’ growth was driven by strong demand across all North American regions for fracture mapping and reservoir monitoring services and increased international software and consulting revenues.
Worldwide proppant sales totaled 236 million pounds for the quarter, an increase of 24 percent from the fourth quarter of 2005. North American proppant sales volume rose 22 percent compared to the same period last year, driven by U.S. sales increases in excess of the 16 percent increase in the natural gas rig count versus the prior year. In Canada, sales improved slightly despite a decrease in the rig count compared to last year’s fourth quarter. Sales in Mexico rebounded in the fourth quarter of 2006 after lagging 2005 results for most of the year due to decreased activity in the region. Overseas sales volume increased 39 percent compared to last year’s fourth quarter as sales in Russia reached their highest level since the third quarter of 2005.

CARBO Ceramics 2006 Fourth Quarter and Full Year Earnings Release
February 1, 2007

Operating profit for the fourth quarter of 2006 increased $6.5 million, or 41 percent, compared to the previous year’s fourth quarter. The increase in operating profit compared to the fourth quarter of 2005 was due primarily to the increase in revenue in both the proppant and the fracture and reservoir diagnostic business segments. Operating profit margins in the proppant segment were down slightly due to higher costs for high-strength raw materials and distribution costs for all proppants. However, operating profit margins in the fracture and reservoir diagnostics business improved significantly as fixed costs in this service business were spread over a significantly higher revenue base. Selling, general and administrative expenses for the fourth quarter of 2006 increased $3.1 million compared to the same period last year due to increases in research and development activity, marketing activity in international markets, and administrative expenses necessary to support higher sales activity in an expanding global market. Fourth quarter 2006 results also benefited as compared to the same quarter a year earlier due to a decrease in start-up costs, which totaled $0.6 million in the fourth quarter of 2005 due to the start-up of the company’s Toomsboro, Georgia manufacturing facility.
Full year results
For the year ended December 31, 2006, revenues increased 24 percent compared to 2005. This improvement was the result of a 13 percent increase in proppant sales volume, a 9 percent increase in the average selling price of proppant, and a 27 percent increase in revenues from Pinnacle. The volume of ceramic proppant sold in North America increased 18 percent from 2005 due to proppant sales that increased in greater proportion than North American drilling activity. The North American increase in proppant sales was partially offset by a 10 percent decrease in overseas shipments due to decreased sales volume in Russia. Sales volume in Russia declined versus the prior year in each of the first three quarters of 2006 before recovering during the fourth quarter. Excluding results in Russia, sales volume in overseas markets increased 16 percent over the previous year. The higher average selling price for the company’s ceramic proppant in 2006 compared to the prior year was due to increases in list prices that went into effect in June 2005 and November 2005. These increases impacted only a portion of 2005 results while benefiting 2006 results for a full year. Revenues for the year ended December 31, 2006 included $34.1 million from Pinnacle compared to $26.9 million for 2005. The increase in Pinnacle’s revenue was due primarily to the increase in fracture mapping activity in the North American market and growth in the emerging market for reservoir diagnostics.
For the year ended December 31, 2006, operating profit increased 15 percent compared to 2005 due to greater revenue from both the proppant and the fracture and reservoir diagnostic business segments. Operating profit margins declined versus the previous year primarily due to higher manufacturing costs in the proppant segment. The primary factors contributing to manufacturing cost increases were increases in costs for natural gas, high-strength raw materials and distribution of finished goods. Selling, general and administrative expenses also increased both in absolute terms and as a percentage of revenue due to increases in research and development activity, marketing activity in international markets, and administrative expenses necessary to support higher sales activity in an expanding global market.
Full year net income for 2006 also exceeded the previous year’s results partially due to lower start-up costs than experienced during the 2005 start-up of the company’s Toomsboro facility and an increase in non-cash other income attributable to net unrealized foreign currency gains related to the company’s capital investments in Russia and China brought about by the appreciation of foreign currencies relative to the U.S. dollar.
Technology highlights
Technology highlights for the fourth quarter included:
•	A long-term microseismic monitoring array was deployed for use in monitoring the distribution of steam in a steam assisted gravity drainage (SAGD) project in Canada.

•	Surface tiltmeters were utilized in a non-oilfield, geotechnical application monitoring earth movement at a Canadian mining project.

•	CARBOEconoprop® lightweight ceramic proppant was successfully utilized to increase production rates while replacing sand and resin-coated sand in slickwater fracture treatments in East Texas.

CARBO Ceramics 2006 Fourth Quarter and Full Year Earnings Release
February 1, 2007

Future outlook
CEO Gary Kolstad provided input on the future outlook for the company stating, “The oil and gas industry will continue to experience normal business cycles, and we caution that high natural gas inventories in the U.S. may impact drilling activity in North America in the first half of 2007. However, we believe that any downturn in North American drilling activity will be relatively short-lived, and therefore our plans for the future are unchanged. We are the technology leaders in supplying high-conductivity proppant and in fracture mapping technology, and we will continue to invest in these businesses to expand our technical capabilities and production capacity. We are actively expanding our marketing capabilities globally, and are working to integrate our product and service offerings to address the specific needs of both oilfield service companies and the companies that explore for and produce oil and gas around the world. Our twelve proppant production lines operating at five locations in the U.S. and China allow us a great deal of flexibility to adjust output to match demand.”
In 2007, the company expects to complete the construction of its manufacturing facility in Kopyesk, Russia and the expansion of its facility in Toomsboro, Georgia. As a result of these activities, additional capital spending for Pinnacle tools, normal maintenance capital expenditures and expansion of distribution facilities, total capital spending for 2007 should range from $70-$75 million. By the end of 2007, the company expects to have expanded its proppant manufacturing capacity by 80% in a two-year period. The increased investment will result in an increase in depreciation and amortization expense to approximately $25 million in 2007. The company also expects that as it continues to expand globally it will see selling, general and administrative expenses as a percentage of revenue similar to that of the fourth quarter of 2006. The company further indicated that expenses associated with the start-up of its facility in Russia should be approximately $0.5 million in the first half of the year, provided all necessary permits are received in a timely fashion.
As previously announced, a conference call to discuss the company’s fourth quarter and full year results has been scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the call, please dial 877-836-3879 and refer to the “CARBO Ceramics Conference Call.” International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company’s Web site, www.carboceramics.com.
CARBO Ceramics Inc., based in Irving, Texas, is the world’s leading manufacturer of ceramic proppants and supplier of fracture diagnostic services for use in the hydraulic fracturing of natural gas and oil wells.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2006 Fourth Quarter and Full Year Earnings Release
February 1, 2007

	Three Months Ended		Year Ended
	December 31		December 31
	2006	2005	2006	2005
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$86,953	$63,567	$312,126	$252,673
Cost of sales	54,581	40,237	196,133	153,941

Gross profit	32,372	23,330	115,993	98,732
Selling, general & administrative	10,058	6,928	34,732	27,245
Start-up costs	25	619	474	1,092
Loss on disposal of assets	—	—	—	95

Operating profit	22,289	15,783	80,787	70,300
Interest income, net	272	416	1,590	1,756
Other, net	497	38	1,437	27

Income before income taxes	23,058	16,237	83,814	72,083
Income taxes	8,103	5,840	29,561	25,463

Net income	$14,955	$10,397	$54,253	$46,620

Earnings per share:
Basic	$0.62	$0.43	$2.23	$1.94

Diluted	$0.61	$0.43	$2.22	$1.93

Average shares outstanding:
Basic	24,310	24,079	24,281	24,005

Diluted	24,413	24,198	24,401	24,177

Depreciation and amortization	$5,375	$3,658	$19,517	$13,624

Selected Balance Sheet Information

	Dec. 31, 2006	Dec. 31, 2005
	(in thousands)
Cash, cash equivalents and short-term investments	$32,473	$61,670
Total other current assets	111,452	86,617
Property, plant and equipment, net	231,748	179,500
Intangible and other assets, net	7,152	6,169
Total assets	404,665	355,796
Total current liabilities	34,246	36,309
Deferred income taxes	27,560	26,121
Shareholders’ equity	342,859	293,366
Total liabilities and shareholders’ equity	404,665	355,796